EXHIBIT 10.bw

LEASE STATE OF NORTH CAROLINA	:

COUNTY OF WAKE	:

THIS LEASE, made this the  2 day of  October ,  2002 , by and between:

Teal Properties LLC	, having, a notice address of:

309 West Millbrook Road, Suite 101

Raleigh, NC 27609-4305	, hereinafter called “Landlord", and

SBS Technologies, Inc.	, having a notice address of:

2400 Louisiana Blvd.NE, AFC Bdlg #5, Suite 600

Albuquerque, NM 87110	, hereinafter called “Tenant";

W I T N E S S E T H :

Upon the terms and conditions hereinafter set forth, the Landlord leases to Tenant and the Tenant leases from Landlord, the property hereinafter described:

     1.     DEMISED PREMISES. The property hereby leased to Tenant (the “Demised Premises”) is that area shown on Exhibit A hereto attached, which consists of approximately 11,693 square feet, located at 6301 Chapel Hill Road, Raleigh, North Carolina, together with the common areas, if any, in the building(s) and on the lot(s) where the Demised Premises are located (said building(s) and lot(s), including the Demised Premises, being hereafter called the “Landlord Property”) described on Exhibit A attached hereto.

     2.     TERM.

     2.1. Initial Term. The Commencement Date of this Lease shall December 1, 2002. This Lease shall terminate (unless extended as herein provided) at midnight on January 31, 2008.

     2.2. Option Periods. Tenant may, by written notice delivered to Landlord not less than sixty (60) days, prior to the commencement of the applicable extension period, extend this Lease for 1 additional periods of 3 years each (a separate notice being required for each extension period), upon the same terms and conditions as are set forth in this Lease for the initial term, and at the rental rate or rates hereafter set forth. Tenant’s right to extend this Lease is subject to the further condition that no uncured Default (as hereafter defined in Section 15.) by Tenant shall exist, either at the time Tenant’s notice of extension is given, or at the commencement of the applicable extension period.

     2.3. Year. The initial term of this Lease and any properly exercised extension periods are hereafter together called the “Lease Term”. The first “Calendar Year” of this Lease shall begin on January 1 of the year of the Commencement date, and end December 31 of that same year.

     3.     USE. Tenant shall occupy the Demised Premises on commencement of the Lease Term and thereafter continuously use the Demised Premises only for office, warehouse and manufacturing purposes, but for none other without Landlord’s prior written consent. In no event shall Tenant make any use of the Demised Premises which: (a.) violates any governmental laws, rules or regulations; (b.) violates any recorded restrictive covenants applicable to the Demised Premises; (c.) is or might constitute a nuisance; or (d.) makes hazard, liability, casualty, property, or other required insurance unavailable to Landlord on Landlord’s Property. Tenant shall not permit its agents, employees, contractors, or invitees to place damaging loads on the parking lots and drives located thereon.

     4.     RENT.

     4.1. Minimum Rent. For the purposes of this Lease, all Minimum Rent payable under Sections 4. and 5. of this Lease and all Additional Rent payable under Section 6. of this Lease are hereafter together called “Rent.” All Rent payable by Tenant shall be paid without previous demand by Landlord, and without setoff or deduction. Subject to any adjustments provided in Section 5. hereof, Tenant shall pay Minimum Rent during the Lease Term in the amount of $7,551.73 per month, payable in advance on or before the first day of each calendar month during the Lease Term, unless the Lease Term commences other than on the first day of the month, in which event Minimum Rent at the above rate prorated until the end of the first calendar month of the Lease Term, shall be due and payable on the Commencement Date, and on the first day of each month thereafter. except as noted in 28.D.8.

     4.2. Late Fees - Bad Check Fees. In addition to such remedies as may be provided under Section 15. of this Lease, Landlord shall be entitled to a late charge for each monthly Minimum Rent payment which is past due more than ten (10) days, equal to the greater of FIFTY DOLLARS ($50.00) or five percent (5%) of such past due Minimum Rent payment. In addition to said late charge, Landlord shall be entitled to receive a service charge of five percent (5%) of the amount of any rent check given by Tenant to Landlord which is not honored when first presented for payment by Landlord.

     5.     [INTENTIONALLY OMITTED]

     6.     TICAM EXPENSES.

     6.1. Defined. For the purposes of this Lease, “TICAM Expenses” (Taxes, Insurance, and Common Area Maintenance Expenses) shall mean and include: all costs and expenses incurred by Landlord attributable to the ownership, operation, maintenance, and management of the Landlord Property, including, but not limited to, (a.) the cost during the Lease Term, as reasonably amortized by Landlord, with interest on the unamortized amount at the rate of ten percent (10%) per annum, of any capital improvements made to the Landlord Property after the shell and core of the Landlord Property have been substantially completed which are intended to keep the Landlord Property in compliance with all governmental laws, ordinances, rules and regulations applicable to the Landlord Property, and which laws, ordinances, rules, or regulations where first enacted or amended, or were first made applicable to the Landlord Property, after the Commencement Date; (b.) all ad valorem taxes, (c.) hazard and liability in-surance premiums, (d.) common area maintenance; and (e.) the following additional expenses (if none put “None”) exterior lighting, cold water, dumpster service, cardboard recycling, CAM fixed to 2/2008 then increases capped at 5%.

     6.2. Tenant Prorata Share. Tenant agrees to pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all TICAM Expenses. Tenant’s Proportionate Share of TICAM Expenses shall be calculated by dividing the square footage of the Demised Premises by the total net rentable square footage of the Landlord Property (18,258.00 square feet). As of the date hereof, Tenant’s Proportionate Share of TICAM Expenses is 64.04%.

     6.3. Monthly TICAM Expense Payment. Tenant shall pay to Landlord in advance with each monthly Minimum Rent payment, a sum equal to $1,598.04 per month. except as noted in 28.D.2. & 28.D.8.

     6.4. Annual Adjustment. Each option year of the Lease Term, within thirty (30) days after delivery of a statement of the actual TICAM Expenses for the Calendar Year just concluded, Tenant shall pay to Landlord the amount by which such estimated TICAM Expenses payments are less than the actual TICAM Expenses due from Tenant, and Landlord shall likewise refund any excess of estimated TICAM Expenses payments over actual TICAM Expenses within said thirty (30) day period. See 28.D.2.

     7.     UTILITIES. Tenant shall promptly pay all charges for utilities serving the Demised Premises, including, without limitation, electricity, telephone, gas, water, and sewer. In the event any utilities are not separately metered for Tenant, Tenant shall pay its proper prorata portion of such utilities in common with others using off the same meter.

     8.     TENANT’S ACCEPTANCE AND MAINTENANCE OF DEMISED PREMISES

     8.1. “As-Is” Condition. Except for Punch List items described in any Attachment appended hereto, Tenant’s occupancy of the Demised Premises represents to the Landlord that Tenant has examined and inspected the same, finds them to be as represented by the Landlord, and satisfactory for Tenant’s intended use; and evidences Tenant’s acceptance of the Demised Premises in all respects “AS IS” and “WHERE IS”. except as noted in 28.C.

     8.2. Landlord Maintenance. Landlord’s only obligations with respect to the repair and maintenance of the Demised Premises under this Section shall be: (a.) for repairs necessitated by structural defects in the original construction of the Landlord Property, or by the negligence or willful acts of Landlord or another tenant of the Landlord Property, or any of their agents, employees, invitees, or contractors; (b.) to assign all warranties and use reasonable best efforts to assist Tenant in enforcing any and all warranties provided by any contractor, subcontractor, mechanic or materialmen with respect to the Demised Premises; (c.) for maintenance, upkeep and repair of the roof and structural portions of the Demised Premises (plate glass and doors of every description); (d.) for repairs of all paved areas, including, without limitation, all driveways, curbs and parking areas. see 28.D.7. for additional Landlord maintenance items

     8.3. Tenant Maintenance. Tenant shall take good care of the Demised Premises and the Landlord’s personal property, fixtures, and appurtenances therein and thereon during the Lease Term, and shall perform all maintenance and make all repairs to the Demised Premises thereon necessary to keep the same in good order and condition, excepting only (a.) Landlord’s obligations set forth above; (b.) ordinary wear and tear; (c.) loss or damage resulting from fire, casualty or condemnation.

     8.4. Maintenance Contracts. Landlord during the entire Lease Term shall enter into and maintain, at its expense, a maintenance contract covering the HVAC system located in or serving exclusively the Demised Premises with a service contractor acceptable to Tenant, which contract shall provide for routine maintenance, including, but not limited to, timely changing of all filters (at recommended intervals), adjustment and inspection of air handling mechanisms and control equipment, performance of necessary lubrication, and testing and other such normal maintenance procedures.

     8.5. Tenant’s Liability. Subject to the provisions of Section 9.7. hereof, all damage or injury to the Demised Premises or the remainder of the Landlord Property caused by any willful act or negligence of Tenant, its agents, employees, licensees, contractors, invitees or visitors, shall be repaired by Landlord at Tenant’s sole expense, and Tenant shall reimburse Landlord for all costs and expenses thus incurred by Landlord within thirty (30) days after receipt of invoice from Landlord.

     8.6. Tenant Alterations and Trade Fixtures. Tenant shall not make any alterations or changes (See 28.D.9.) to the Demised Premises without Landlord’s prior written consent. Tenant shall be permitted to install trade fixtures in the Demised Premises, and. absent a Default by Tenant hereunder, to remove said trade fixtures from the Demised Premises upon the termination of this Lease. If Tenant does remove such trade fixtures, Tenant shall return the Demised Premises to the same condition as existed at the time of original entry, ordinary wear and tear excepted. Provided, however, Tenant shall not remove permanent improvements made by Tenant to the Demised Premises; and all such improvements shall belong to Landlord at the termination of this Lease, and shall not be damaged in the removal of Tenant’s trade fixtures. If Tenant does not remove the trade fixtures at the end of the Lease Term, Landlord shall have the option either to declare such fixtures abandoned and Landlord the owner thereof, or to demand that Tenant promptly remove the same at Tenant’s expense, returning the Demised Premises to the condition required herein. see 28.D.9.

     8.7. Licensed Contractors. Tenant shall not permit any work to be performed anywhere within the Landlord Property except by duly licensed contractors, each of whom must carry adequate general public liability, builder’s risk, and workman’s compensation insurance, certificates of which shall be furnished Landlord prior to the commencement of any such work on the Landlord Property. At no time may Tenant do any work that results in a claim of lien against Tenant’s or Landlord’s interest in the Demised Premises, and Tenant shall release of record from the Landlord Property under N.C.G.S. 44A- 16 any lien so filed, within thirty (30) days after actual notice of such lien has been filed.

     8.8. No Dangerous Condition. Tenant shall not permit or allow any act or deed to be performed on the Demised Premises which is likely to cause injury to any person or to the Landlord Property. Tenant shall, at all times, keep the Demised Premises and the entryways, parking areas, sidewalks and delivery areas (if any) adjoining the Demised Premises in a clean, neat, and orderly condition and free from rubbish, dirt, snow, standing water and ice. 8.9. Access by Landlord. Landlord shall have the right, either itself or through its authorized agents, to enter the Demised Premises at all reasonable times to examine the same, to show them to prospective tenants for other spaces in the Landlord Property or for the Demised Premises, to allow inspection by mortgagees, and to make such repairs, alterations, or changes as Landlord deems necessary. and upon reasonable notice & minimal disturbance to Tenant’s business operation

     9.     INDEMNIFICATION AND INSURANCE.

     9.1. Liability Insurance. Subject to the terms of Section 9.7. hereof, Tenant shall indemnify Landlord and save Landlord harmless from and against all claims, actions, damages, liability and expenses in connection with loss of life, bodily injury, and damage to property occurring in or about the Demised Premises, occasioned wholly or in part by any intentional or negligent act or omission of Tenant, its agents, licensees, contractors, customers, invitees or employees. Tenant shall, at all times, maintain in effect a comprehensive general public liability policy applicable to the Demised Premises through an insurance company approved by Landlord, with combined single limits of liability of at least ONE MILLION AND 00/100 DOLLARS ($l,000,000.00). Such policy shall show Landlord and Landlord’s Managing Agent, if any, as additional insureds, and a duplicate original or a certified copy of such policy and evidence of payment of premiums thereon shall be furnished to Landlord on or before the Commencement Date, and at all other times requested by Landlord, but not more often than twice annually, unless Tenant shall be in Default under this Lease. At least fifteen (15) days prior to the expiration or termination date of such policy, Tenant shall deliver to Landlord a renewal certificate or replacement policy with proof of payment of twelve months’ premium thereon in advance.

     9.2. [INTENTIONALLY OMITTED]

     9.3. Tenant’s Property and Insurance Thereon. Tenant shall properly maintain and care for its property on the Demised Premises, and shall also carry, at Tenant’s expense, hazard insurance with extended coverage, insuring against loss or damage to Tenant’s property situated in or about the Demised Premises to the full reasonable insurable value thereof with insurers acceptable to Landlord.

     9.4. Thirty (30) Day Notice. All policies of insurance to be maintained by Tenant under this Lease shall provide that: (a.) they may not be cancelled except upon not less than thirty (30) days’ prior written notice to Landlord and any mortgagee of Landlord of which such insurer has actual notice; and (b.) coverage may not be denied thereunder, nor may the amount payable thereunder be diminished, by any negligent act or omission of Landlord or Tenant, or their successors or assigns.

     9.5. Landlord’s Insurance. Landlord shall maintain during the Lease Term a Commercial Package Policy of casualty insurance (or the successor to such coverage) on Landlord’s interest in the Landlord Property for the full replacement cost of the Landlord Property, and with agreed amount and inflation cost endorsements; provided, however, Landlord shall not be obligated to insure any furniture, equipment or other personal property placed in the Demised Premises by or at the expense of Tenant.

     9.6. Tenant Increases Landlord’s Insurance. If, because of anything done, caused to be done, permitted, or omitted by Tenant, the premium rate for any casualty insurance maintained by Landlord shall be raised, Tenant agrees that the amount of the increase in premium for insurance maintained by Landlord shall be paid by Tenant to Landlord within thirty (30) days after receipt of written demand from Landlord, and shall be in addition to all other payments to be made by Tenant under this Lease. In addition, if Landlord shall demand that Tenant remedy the condition which caused the increase in the insurance premium rate, Tenant shall remedy such condition within thirty (30) days after receipt of written demand from Landlord.

     9.7. Mutual Waiver of Subrogation. Each party waives all claims arising in any manner in its (the Injured Party’s) favor and against the other party for loss or damage to the Injured Party’s property located within or constituting a part or all of the Landlord Property. This waiver applies to the extent the loss or damage is covered by: (a.) the Injured Party’s insurance; or (b.) the insurance the Injured Party is required to carry under this Lease, whichever is greater. This waiver also applies to each party’s directors, officers, employees, shareholders, partners, and agents, but does not apply to claims caused by Landlord’s, Tenant’s, or such other parties’ willful misconduct. All policies of insurance maintained by either Landlord or Tenant under the terms of this Lease shall contain a provision whereby the insurer waives all rights of subrogation against Landlord or Tenant.

     10.     CASUALTY LOSS.

     10.1. Landlord’s duty to restore. If the Demised Premises shall be partially damaged by fire or other casualty insured under insurance policies which Landlord maintains under this Lease (“Landlord’s Policies”), and if Landlord’s lender(s) shall permit such insurance proceeds to be so used, then, upon Landlord’s receipt of the insurance proceeds, Landlord shall, except as otherwise provided herein, promptly repair and restore the same (exclusive of Tenant’s property) substantially to the condition thereof existing immedi-ately prior to such damage or destruction; limited, however, to the extent of the insurance proceeds received by Landlord for such casualty. If, by reason of such occurrence: (a.) the Demised Premises is rendered wholly untenantable; (b.) the Demised Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord’s Policies; (c.) Landlord’s lender(s) shall not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (d.) the Demised Premises is damaged in whole or in part during the final Lease Year of the Lease Term (including any then properly exercised extension periods); or (e.) the im-provements included in the Landlord Property are damaged (whether or not the Demised Premises is damaged) to an extent of fifty percent (50) or more of their then fair market value; Landlord may elect either to repair the damage, or to cancel this Lease by written notice of cancellation given to Tenant within sixty (60) days after the date of such casualty; and thereupon this Lease shall terminate, effective as of the date of the casualty and Tenant shall vacate and surrender the Demised Premises to Landlord within thirty (30) days after receipt of such notice. If no such notice is given by Landlord within said sixty (60) day period, then Landlord shall restore the Demised Premises, as provided above. In addition, Tenant may also terminate this Lease, by written notice to Landlord at any time between the one hundred eighty-first (181st) and one hundred ninety-fifth (195th) days after the occurrence of any such casualty, if Landlord shall fail to restore the damaged portions of the Demised Premises within one hundred eighty (180) days after such casualty. However, if Landlord is prevented by any cause beyond its reasonable control, from completing the restoration within said one hundred eighty (180) day period, and if Landlord shall provide Tenant with written notice of such cause for delay within thirty (30) days after the occurrence thereof, then Landlord shall have an additional period beyond said one hundred eighty (180) days, equal to the period Landlord is delayed by causes beyond its reasonable control, in which to restore the damaged areas of the Demised Premises; and Tenant may not elect to terminate this Lease until said additional period has expired with Landlord having failed to complete such restoration. In such case, Tenant’s fifteen (15) day right of termination shall begin to run upon the expiration of Landlord’s additional period for restoration. Upon the termination of this Lease, Tenant’s liability for the Rent and other charges reserved hereunder shall cease as of the effective date of the termination of this Lease.

     10.2. Tenant’s Insurance. Unless this Lease is terminated as aforesaid, Tenant shall promptly repair or replace Tenant’s property in the Demised Premises to at least the condition which existed prior to the casualty to the Demised Premises, and the proceeds of all insurance carried by Tenant on its said property shall be held and disbursed for the purposes of such repair or replacement, to the extent required for such purposes.

     10.3. Rent Abatement. Except as hereafter provided to the contrary, if by reason of such casualty the Demised Premises is rendered wholly unusable by Tenant, the Rent and other charges payable by Tenant shall be fully abated, or if only partially damaged, such Rent and other charges shall be abated proportionately as to that portion of the Demised Premises rendered unusable by Tenant, in either event (unless the Lease is terminated, as aforesaid) from the date of such casualty until thirty (30) days after notice by Landlord to Tenant that the Demised Premises have been substantially restored, or until Tenant has resumed its business operations in the Demised Premises, whichever shall occur sooner. Provided, however, and subject to the terms of Section 9.7. hereof, Tenant shall reimburse Landlord, within thirty (30) days after the completion of such restoration, for the full cost of such restoration if any such damage or casualty shall be caused by the negligence or other wrongful act or negligent omission of Tenant, or of Tenant’s subtenants, concessionaires, licensees, contractors, employees, agents, or invitees, and there shall be no abatement of Rent or other charges which are Tenant’s obligation under this Lease, except to the extent that such damages are covered by insurance policies of Tenant or 3rd party. Except for the abatement of the Rent and other charges hereinabove set forth, Tenant shall not be entitled to, and hereby waives, all claims against Landlord for any compensation or damage for loss of use of the whole or any part of the Demised Premises, and for any inconvenience or annoyance occasioned by any such damage, destruction, repair, or restoration.

     11.     ENVIRONMENTAL COMPLIANCE.

     11.1. Tenant’s Responsibility. Tenant covenants and agrees that the Demised Premises will, at all times during its use or occupancy thereof, be kept and maintained so as to comply with all now existing or hereafter enacted or issued statutes, laws, rules, ordinances, orders, permits, and regulations of all state, federal, local, and other governmental and regulatory authorities, agencies, and bodies applicable to the Demised Premises pertaining to environmental matters, or regulating, prohibiting or otherwise having to do with asbestos, radon, PCB’s and all other toxic, radioactive, or hazardous wastes or materials, including, but not limited to, the Federal Clean Air Act, the Federal Water Pollution Control Act, and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as from time to time amended (all hereafter collectively called “Laws”). No material shall be installed anywhere else within the Landlord’s Property, by Tenant, or any employee, agent, or contractor of Tenant, which contains any asbestos or other toxic or hazardous waste or substance; or which causes, or could cause all or any of Landlord Property to be in violation of any Laws: (a.) when such material is installed; (b.) while such material remains thereon; or (c.) when such material is disturbed or removed.

     11.2. Tenant’s Liability. Tenant shall hold Landlord free, harmless, and indemnified from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord does or may incur by reason of Tenant’s failure to comply with this Section; including, but not limited to: (a.) the cost of bringing the Landlord’s Property into compliance with all Laws; (b.) the reasonable cost of all appropriate tests and examinations of the Landlord Property to confirm that the same has been brought into compliance with all Laws; and (c.) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Section.

     11.3. Inspections by Landlord. Landlord and its engineers, technicians, and consultants (collectively the “Auditors”) may, from time to time as Landlord deems appropriate, upon reasonable notice conduct periodic tests and examinations (“Audits”) of the Demised Premises to confirm and monitor Tenant’s compliance with this Section. Such Audits shall be conducted in such manner as to minimize the interference with Tenant’s permitted activities on the Demised Premises; however, in all cases, the Audits shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Section. Tenant shall fully cooperate with the Auditors in the conduct of such Audits. The cost of such Audits shall be paid by Landlord unless a Default has occurred under this Lease, or unless an Audit shall disclose a material failure of Tenant to comply with this Section, in either of which cases the cost of such Audit, and the cost of all subsequent Audits made during the Lease Term and within thirty (30) days thereafter (not to exceed two [2] such Audits in any consecutive twelve [12] month period), shall be paid for by Tenant within thirty (30) days of receipt by Tenant of invoices for such audits.

     11.4. Limitation on Tenant Liability. Provided, however, the foregoing covenants and undertakings of Tenant contained in this Section shall not apply to any condition or matter constituting a violation of any Law: (a.) which existed prior to the commencement of Tenant’s use or occupancy of any portion of the Demised Premises, and was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, partners, contractors, or invitees; or (b.) to the extent such violation is caused by, or results from, the acts or neglects of Landlord, other tenants in the Landlord Property, or Landlord’s or such other tenants’ employees, officers, partners, contractors, guests or invitees.

     11.5. Tenant’s Liability After Termination of Lease. The covenants contained in this Section shall survive the expiration or termination of this Lease, and shall continue for so long as Landlord, or its successors and assigns, may be subject to any expense, liability, charge, penalty, or obligation against which Tenant has agreed to indemnify Landlord under this Section.

     12.     RULES AND REGULATIONS. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Demised Premises, and reasonable general rules and regulations for tenants of the Landlord Property as may be developed from time to time by Landlord and delivered to Tenant.

     13.     SUBORDINATION — ATTORNMENT. This Lease shall be subordinate to any mortgage or deed of trust (both hereafter a “Mortgage”) which may heretofore or hereafter be placed against the Demised Premises by Landlord, unless the mortgagee or beneficiary thereunder (both hereafter a “mortgagee”) requests that this Lease be superior to its Mortgage, in which event this Lease shall be superior. In the event any proceedings are brought for foreclosure of any Mortgage on the Demised Premises, Tenant will attorn to the purchaser at a foreclosure sale, and any assignee thereof, and recognize such purchaser or assignee as Landlord under this Lease provided such purchaser or assignee agrees not to disturb Tenant’s possession or rights under this Lease or in the Demised Premises, so long as Tenant is not in Default under the terms of this Lease. Tenant shall execute, within five (5) days after Landlord’s request, such instruments evidencing such attornment and subordination of this Lease and related matters including non-disturbance as Landlord or its mortgagee shall request reasonably; and, as often as requested, shall sign estoppel certificates confirming any factual matter requested which is true and is within Tenant’s knowledge regarding this Lease, the Demised Premises, or Tenant’s use thereof. Tenant agrees to give any such mortgagee of whom Tenant has been informed written notice of any Default or failure to perform by Landlord under this Lease. Such mortgagee shall have a reasonable period of time after such notice, in all events at least thirty (30) days, to cure any Default; and Tenant shall accept such cure if timely made by such mortgagee. Further, Tenant agrees to permit any such mortgagee, purchaser, or their successors and assigns, on acquiring Landlord’s interest in the Demised Premises or the Lease, to become substitute Landlord hereunder, with liability only for such Landlord obligations under this Lease as accrue after Landlord’s interest is so acquired. see also 28.E.

     14.     SIGNS. Tenant may not erect, install or display any sign or advertising material upon the Landlord Property without the prior written consent of Landlord.

     15.     DEFAULT.

     15.1. Remedies. If Tenant fails to pay any Rent or other sums payable by Tenant as provided in this Lease within ten (10) days after the receipt of written notice thereof; or breaches any other agreement or obligation herein set forth, and fails to cure such breach within twenty (20) days after delivery of written notice thereof from Landlord; then a “Default” by Tenant shall have occurred under this Lease, and, in addition to any other legal right or remedy which Landlord may have for such Default, Landlord may, at its sole election and without further notice to Tenant, exercise one or more or all of the following remedies:

     (a.) Re-enter the Demised Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to perform or abide by the terms of this Lease, and Tenant shall reimburse Landlord within fifteen (15) days of receipt of invoice by Tenant for any expenditures made by Landlord in making such corrections or repairs;

     (b.) Re-enter the Demised Premises and remove therefrom Tenant and all Tenant property, and place or store such Tenant property in any public warehouse or place of safekeeping selected by Landlord, at the sole expense and risk of Tenant, all of which property Tenant shall be deemed to have abandoned and forfeited to Landlord if Tenant shall not claim and remove such property and pay all reasonable storage charges applicable thereto within thirty (30) days after delivery of written notice to remove from Landlord;

     (c.) Re-let the Demised Premises or any part thereof for such periods, and at such rentals and other terms and conditions as Landlord, in its sole discretion, may deem advisable, and Landlord may make alterations or repairs to the Demised Premises which it may deem necessary or appropriate to facilitate such re-letting; and Tenant shall pay on demand all costs of such re-letting including the cost of any such repairs to the Demised Premises. If this Lease shall not have been terminated, Tenant shall continue to pay all Rent due under this Lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Demised Premises, and thereafter Tenant shall pay monthly during the remainder of the Lease Term the difference, if any, between the rent collected from any such subsequent tenant or tenants and the Rent reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the Rents reserved herein; or

     (d.) Terminate this Lease, which termination shall be effected by delivery to Tenant of written notice of such termination; and upon such termination, Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination, including, without limitation, the cost, including legal expenses and reasonable attorneys’ fees, of recovering possession of the Demised Premises, and the cost of any repairs to the Demised Premises which are reasonably necessary to prepare the same for reletting.

     15.2. No Waiver of Rights. No course of dealing between Landlord and Tenant, or any delay on the part of Landlord in exercising any rights it may have under this Lease, shall operate as a waiver of any of the rights of Landlord hereunder, nor shall any waiver of a prior Default operate as a waiver of any subsequent Default or Defaults, and no express waiver shall affect any condition, covenant, rule or regulation other than the one specified in such waiver, and that one only for the time and in the manner specifically stated.

     15.3. Remedies are Cumulative. The exercise by Landlord of any one or more of the remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other remedies herein provided. All remedies provided for in this Lease are cumulative, and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner, and are in addition to any other rights provided by law.

     15.4. Written Termination. No exercise of any right or remedy by Landlord under this Lease shall effect a termination thereof unless Landlord shall elect to terminate this Lease by written notice to Tenant; provided, however, this Lease shall be deemed terminated upon delivery of such notice of termination.

     15.5. Attorney’s Fees. Tenant shall be liable to Landlord for all reasonable attorney’s fees and expenses incurred by Landlord in enforcing all rights and remedies afforded to Landlord under this Lease.

     16.     QUIET ENJOYMENT. If Tenant promptly complies with all of its obligations hereunder, within applicable grace or cure periods it shall peacefully have possession of the Demised Premises during the Lease Term. In addition, Landlord shall not be liable to Tenant for injury or damage resulting from acts or omissions of parties other than Landlord occupying or using any part of the remainder of the Landlord Property.

     17.     CONDEMNATION. If the whole or at least twenty percent (20%) of the Demised Premises are taken by any governmental body, whether by Court action or by settlement in lieu thereof, and if the property so taken renders the remainder of the Demised Premises unfit for the use thereof by Tenant, then Tenant shall have the option to terminate this Lease by written notice to Landlord within sixty (60) days of such taking. If the Tenant shall not elect to terminate, or if the taking does not include at least twenty percent (20%) of the Demised Premises, there shall be an adjustment of the Rent reflecting, on a pro rata basis, any reduction in Tenant’s leased space. All of the condemnation award, except for damage to or the taking of Tenant’s property and Tenant’s relocation award, if any, shall be the exclusive property of Landlord.

     18.     NO TERMINATION BY SALE. No transfer or assignment of Landlord’s interest in the Demised Premises of this Lease shall terminate this Lease, or modify or amend the terms hereof, unless Tenant shall agree thereto in writing. The term “Landlord” as used in this Lease means only the owner of the fee title to the Landlord Property. The current Landlord, upon any transfer or conveyance of its interest in the Demised Premises, shall be entirely freed and relieved of all covenants and obligations of the Landlord hereunder, provided that the transferee of Landlord’s interest in the Landlord Property has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

     19.     NO PERSONAL LIABILITY. The liability of Landlord and any partners, agents, employees, stockholders, officers, or directors of Landlord shall be limited to Landlord’s interest in the Landlord Property. No other assets of Landlord or any such other party shall be liable for, or subject to, any liabilities pertaining to this Lease.

     20.     HOLDING OVER. This Lease shall automatically terminate on the last day of the Lease Term without the requirement of notice from either party. Provided, however, if Tenant shall continue to occupy the Demised Premises after the last day of the Lease Term with the prior written approval of Landlord, such occupancy shall be on a month to month basis, and shall otherwise be upon the same terms and conditions as herein set forth, except that either party may terminate such month to month tenancy upon 30 days prior written notice to the other party.

     21.     TENANT’S ASSIGNMENT — SUBLEASE. Tenant shall not transfer, mortgage, encumber, assign, or sublease all or any part of the Demised Premises, or a controlling or majority interest in the stock or partnership interests of Tenant, or any partner of Tenant, without Landlord’s prior written consent, which shall not be unreasonably withheld. see 28.D.4.

     22.     MISCELLANEOUS. (a.) This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns. (b.) This Lease supersedes and cancels all prior negotiations between the parties, and all changes in this Lease shall be in writing and signed by the party affected by such change. (c.) The singular shall include the plural, and the masculine or neuter includes the other. (d.) Each party hereto which is a corporation or partnership (hereafter an “Organization”) warrants and represents to the other party hereto that the Organization, and any of its partners or constituent members which are partnerships or corporations, are each valid and existing legal entities, in good standing and duly authorized to transact business in North Carolina, and, if different, their states of organization; and that all persons executing this Lease on behalf of an Organization, or any partner or constituent member thereof, have been duly authorized to do so. Further, the execution of this Lease has been duly authorized by all appropriate action of each Organization. (e.) The Demised Premises are leased subject to all recorded easements, restrictions, and rights of way legally affecting the same.

     23.     RECORDING. This Lease shall not be recorded, but, at the request of either party and at such party’s expense, a memorandum hereof, containing such information as is necessary to provide adequate record notice of the existence of the Lease and the terms hereof, including whether options to renew or purchase exist, shall be prepared and recorded in the county where the Demised Premises are located.

     24.     NOTICES. Any notices which Landlord or Tenant is required or desires to be given to the other shall be deemed sufficiently given or rendered if in writing and delivered personally, or sent by certified or registered mail, postage or fees prepaid, to the address listed for such party at the beginning of the Lease, or to such other address as the intended recipient shall have previously provided to the sender by like notice. All such notices or other communications shall be deemed delivered, given, and received on the earlier of: (a.) the date of actual delivery; or (b.) refusal to accept delivery.

     25.     COMMISSIONS.

     25.1. Initial Term. No commission shall be payable by Tenant in connection with this Lease. Landlord shall pay to Carolantic Realty, Inc., within ten (10) days after the receipt of each month’s rent, a commission of 2.0% of the Minimum Rent payable for the initial term of the Lease. 25.2. Option Periods. As above, during each exercised extension period, Landlord shall pay to Carolantic Realty, Inc. a commission of two percent (2%) of the Minimum Rent payable for such extension period.

     26.     SECURITY DEPOSIT. Landlord acknowledges receipt from Tenant of the sum of $ 0.00.

     27.     PAYMENTS. All Rent and other charges (which total $9,149.77 per month as of the first full regular month’s payment called for in this lease) shall be payable by Tenant to and addressed to:

Teal Properties LLC

309 West Millbrook Road, Suite 101

Raleigh, NC 27609-4305

, or to such other payee and such other address as Landlord shall designate by prior written notice to Tenant.

     28.     OTHER PROVISIONS. The following additional provisions are attached hereto and by this reference made a part hereof (if none, insert “None” in the blank space which follows):

28.A. Co-Broker Commission: No commission shall be payable by Tenant in connection with this Lease. Landlord shall pay to Corporate Realty Advisors, within ten (10) days after commencement, a commission of 4.0% of the Minimum Rent due for the initial term of the lease. Landlord shall pay to Corporate Realty Advisors, if it is actively involved in the exercise, within ten (10) days after commencement of any exercised Option Period or expansion, a commission of 4.0% of the Minimum Rent due for the term of the exercised Option Period or expansion space.

28.C. At its sole expense, Landlord shall make the following improvements prior to December 15, 2002: 1.) Fix foundation sag, 2.) Fix or replace weather stripping on all exterior doors, 3.) repair front door where it scrapes, 4.) replace defective heater, 5.) repair sheetrock tears in corners, 6.) paint the premises, 7.) repair all damaged ceiling tiles, 8.) strip and wax non-ESD area floors, 9.) recarpet the premises, 10.) repair all roof leaks, 11.) install new sign to read “SBS Technologies”.

28.D.1. Landlord shall notify Tenant in writing of the size, location, and rental rates of all spaces that become available for lease in the building. Tenant shall have 30 days after being informed of the available space, to notify the Landlord in writing of its intent to lease the available space at those terms, or waive its opportunity to lease that space until the next time it becomes available.

2.     The TICAM charge may be increased during the term of the lease only by the amount that Taxes and Insurance costs for the building have increased above those paid in 2002. The CAM charge shall not increase by more than 5.0% in any one lease renewal year.

3.     The Tenant may terminate this lease on November 30, 2005 by giving 120 days prior written notice to the Landlord and paying $20,000 to the Landlord.

4.     Tenant shall have the right to assign this lease to any entity controlling, controlled by or under common control with Tenant or which acquires substantially all assets of Tenant in Raleigh, NC.

5.     Landlord waives all lien rights to Tenant’s equipment, trade fixtures, furniture and other personal property.

6.     Tenant shall have the exclusive right to use the roof above its premises for antennas, dishes, and the like.

7.     Landlord, at its sole expense, shall maintain repair and replace, as required, the water heater, electrical systems, mechanical systems, plate glass, doors, rear deck, and plumbing systems in the Demised Premises. Landlord shall not take any action that will interrupt utility services to the premises, except to as required for repairs or changes in the service to the Tenant.

See attached Exhibit B for additional conditions

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed in duplicate originals, all as of the day and year first above written.

TENANT:			LANDLORD:
(By:) Signature:	/s/ JAMES E. DIXON, JR	(SEAL)	(By:) Signature:	/s/ JACOB A. WILLIAMSON, SR	(SEAL)

(By:) Signature:	James E. Dixon, Jr.	(SEAL)	(By:) Signature:	Jacob A. Williamson, Sr.	(SEAL)

Printed Name:	SBS Technologies, Inc.		Printed Name:	Teal Properties LLC

Exhibit A

[Sketch of Property]

Exhibit B
Attachment to October 2, 2002 Lease
Teal Properties, Landlord and SBS Technologies, Inc., Tenant

28.D.8. Tenant shall pay no minimum rent or TICAM from December 1, 2002 to January 31, 2003. Minimum rent shall increase by 2% per year, each year beginning February 1, 2008.

28.D.9. Tenant’s requirement to obtain Landlord’s prior written consent to make changes and alterations to the Demised Premises shall include only those changes and alterations affecting the building’s structure or building’s systems. Tenant shall not be charged a management fee by Landlord for any improvements that Tenant installs in the Demised Premises.

28.E. Concurrent with the execution of this Lease, Landlord will provide Tenant with a subordination and non-disturbance agreement in a form reasonably acceptable to Tenant from any ground lessors, mortgage holders, or lien holders of the Landlord then in existence. Landlord shall also provide Tenant with subordination and non-disturbance agreements in a form reasonably acceptable to Tenant from any ground lessors, mortgage holders, or lien holders of Landlord who later come into existence at any time after the lease execution, during the initial lease term or any renewal option if exercised. The Landlord does not have any outstanding mortgages, liens or land leases on the Demised Premises as of the date of this lease.

28.F. Any consent or approval provided for in this Lease shall not be unreasonably withheld, conditioned, or delayed.

28.G. Notwithstanding any provisions of this lease, each party shall use commercially reasonable efforts to mitigate its damages, and neither party shall be liable to the other for consequential damages.

28.H. Landlord shall not be deemed in default under this Lease unless it shall have failed to cure any breach hereof thirty (30) days after receipt of written notice thereof from Tenant. Upon any such uncured default, Tenant shall have all remedies at a law or in equity, including termination of this Lease.

28.I. Landlord shall keep the Landlord property in compliance with the Americans with Disabilities Act.

28.J. Tenant shall have the right to parking immediately adjacent to the Demised Premises for parking not fewer than 50 full sized vehicles.

9.2. In the event of any litigation arising from a dispute under this Lease, the substantially prevailing party shall be entitled to an award of its reasonable attorneys’ fees, expert witness fees, court costs and costs of appeals.